EXHIBIT 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
GREAT WOLF RESORTS, INC.

FIRST:  The name of the corporation is Great Wolf Resorts, Inc. (the “Corporation”).

SECOND:  The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is Corporation Service Company.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “GCL”).

FOURTH:  The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, each having a par value of $0.01.

FIFTH:  The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(1)           The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(2)           The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or appeal the By-Laws of the Corporation.

(3)           The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

(4)           No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.  Any repeal or modification of this Article FIFTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

(5)           Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a “proceeding”), by reason of the fact that he or she is or was a director, manager or officer of the Corporation or any of its subsidiaries (each, a “Great Wolf Resorts, Inc. Group Entity”) or, while a director, manager or officer of a Great Wolf Resorts, Inc. Group Entity, is or was serving at the request of such Great Wolf Resorts, Inc Group Entity as a director, officer, manager, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter, a “Covered Person”) whether the basis of such proceeding is alleged action in an official capacity as a director, officer, manager, employee or agent, or in any other capacity while serving as a director, officer, manager, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by law.  The rights conferred on any person by this Article FIFTH shall not be exclusive of any other rights which any Covered Person may have or hereafter acquire under law, this Certificate of Incorporation, the By-Laws of the Corporation, an agreement, vote of stockholders or disinterested directors, or otherwise.

(6)           The Corporation hereby acknowledges that certain Covered Persons may have rights to indemnification and advancement of expenses provided by a stockholder of the Corporation or its affiliates (other than any Great Wolf Resorts, Inc Group Entity) (directly or through insurance obtained by any such entity) (collectively, the “Stockholder Indemnitors”).  The Corporation hereby agrees and acknowledges that (i) it is the indemnitor of first resort with respect to the Covered Persons, (ii) it shall be required to advance the full amount of expenses incurred by the Covered Persons, as required by law, the terms of this Certificate of Incorporation, the By-Laws of the Corporation, an agreement, vote of stockholders or disinterested directors, or otherwise, without regard to any rights the Covered Persons may have against the Stockholder Indemnitors and (iii) to the extent permitted by law, it irrevocably waives, relinquishes and releases the Stockholder Indemnitors from any and all claims against the Stockholder Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof.  The Corporation further agrees that no advancement or payment by the Stockholder Indemnitors on behalf of the Corporation with respect to any claim for which the Covered Persons have sought indemnification from the Corporation shall affect the foregoing and the Stockholder Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Covered Persons against the Corporation.  These rights shall be a contract right.

(7)           Reference is made to the Agreement and Plan of Merger, dated as of March 13, 2012, among K-9 Holdings, Inc., K-9 Acquisition, Inc. and Great Wolf Resorts, Inc. (the “Merger Agreement”).  Notwithstanding anything to the contrary in this Amended and Restated Certificate of Incorporation, all rights to indemnification, advancement of expenses and exculpation existing in favor of the then current (as of the execution of the Merger Agreement (the “Execution Time”)) or former (as of the Execution Time) directors, officers and employees of Great Wolf Resorts, Inc. as provided in Great Wolf Resorts, Inc.'s charter and bylaws as in effect immediately prior to the Execution

Time with respect to acts or omissions occurring prior to the Execution Time, shall survive the Merger (as defined in the Merger Agreement) and shall continue in full force and effect in accordance with their terms for a period of six years after the Effective Time (as defined in the Merger Agreement), in each case with respect to any claims against such person arising out of such acts or omissions, except as otherwise required by applicable law.

(8)           In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

SIXTH:  Meetings of the stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

SEVENTH:  To the maximum extent permitted under applicable law, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any and all business opportunities that are presented to any of its stockholders or directors (other than in their capacity as a director and other than those directors who are employees of the Corporation).  Without limiting the foregoing renunciation, the Corporation acknowledges that certain of the stockholders are in the business of making investments in, and have investments in, other businesses similar to and that may compete with the Corporation’s businesses (“Competing Businesses”), and agrees that each such stockholder shall have the right to make additional investments in or have relationships with other Competing Businesses independent of its investment in the Corporation.  No stockholder that has designated a director shall be obligated to present to the Corporation any particular investment opportunity that such director or stockholder gains access to, other than by reason of such director’s status as a director (and other than those directors who are employees of the Corporation), even if such opportunity is of a character that, if presented to the Corporation or one of its subsidiaries, could be taken by the Corporation or such subsidiary, and such director or stockholder shall continue to have the right to take for such director’s or stockholder’s own respective account or to recommend to others any such particular investment opportunity. The provisions of this Article SEVENTH shall in no way limit or eliminate any such stockholder’s or their direct or indirect equityholders’ duties, responsibilities and obligations with respect to the protection of any proprietary information of the Corporation and any of its subsidiaries, including any applicable duty not to disclose or use such proprietary information improperly or to obtain therefrom an improper personal benefit.  No amendment or repeal of this Article SEVENTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to opportunities of which such director becomes aware prior to such amendment or repeal.

EIGHTH:  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

NINTH:  The Corporation shall have perpetual existence.